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                                                                   Exhibit 99.12

[K&L(R) LOGO]
                                                       1601 K Street, N.W.
                                                       Washington, DC 20006-1600
                                                       202.778.9000
                                                       Fax 202.778.9100
KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP            www.king.com

                                  May 18, 2006

Nicholas-Applegate Institutional Funds
600 West Broadway
San Diego, California 92101

Professionally Managed Portfolios
615 East Michigan Street, 3d Floor
Milwaukee, Wisconsin 53202

     Re: REORGANIZATION TO CONVERT A SERIES OF A MASSACHUSETTS BUSINESS TRUST TO A SERIES OF A DELAWARE STATUTORY TRUST

Ladies and Gentlemen:

     Nicholas-Applegate Institutional Funds, a Delaware statutory trust ("ACQUIRING TRUST"), on behalf of Nicholas-Applegate International All-Cap Growth Fund, a segregated portfolio of assets ("SERIES") thereof ("NEW FUND"), and Professionally Managed Portfolios, a Massachusetts business trust ("OLD TRUST"), on behalf of its Nicholas-Applegate International All-Cap Growth Fund (formerly Duncan Hurst International Fund) series ("OLD FUND"), have requested our opinion as to certain federal income tax consequences of the conversion of Old Fund to New Fund pursuant to an Agreement and Plan of Reorganization between them, as amended as of November 18, 2005 ("AGREEMENT").(1) Specifically, the Investment Companies have requested our opinion --

          (1) that New Fund's acquisition of Old Fund's assets in exchange solely for voting shares of beneficial interest ("SHARES") in New Fund ("NEW FUND SHARES") and New Fund's assumption of Old Fund's liabilities, followed by Old Fund's distribution of those shares PRO RATA to its shareholders of record determined as of the CLOSING DATE (as herein defined) ("SHAREHOLDERS") actually or constructively in exchange for their shares in Old Fund and in complete liquidation thereof (such transactions

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(1)  Each of New Fund and Old Fund is sometimes referred to herein as a "FUND,"
and each of Acquiring Trust and Old Trust is sometimes referred to herein as an "INVESTMENT COMPANY."

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NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS
PROFESSIONALLY MANAGED PORTFOLIOS
MAY 18, 2006

     collectively referred to herein as the "REORGANIZATION"), qualified as a "reorganization" (as defined in section 368(a)(1)(2)), and each Fund was "a party to a reorganization" (within the meaning of section 368(b)),

          (2) that neither the Funds nor the Shareholders recognized any gain or loss on the Reorganization, and

          (3) regarding the basis and holding period after the Reorganization of the transferred assets and the shares issued pursuant thereto.

     In rendering this opinion, we have examined (1) the Agreement, (2) the Combined Proxy Statement and Prospectus dated October 25, 2005, regarding the Reorganization ("PROXY STATEMENT") that was furnished in connection with the solicitation of proxies by Old Trust's board of trustees ("BOARD") for use at a Special Meeting of Old Fund's shareholders that was held on November 18, 2005, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, "DOCUMENTS"). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties described below and made in separate letters to us from the Investment Companies (collectively, "REPRESENTATIONS"). We have assumed that any Representation made "to the knowledge and belief" (or similar qualification) of any person or party is, and at the EFFECTIVE TIME (as herein defined) will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

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(2)  All "section" references are to the Internal Revenue Code of 1986, as amended ("CODE"), unless otherwise noted, and all "Treas. Reg. Section" references are to the regulations under the Code ("REGULATIONS").

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                                    FACTS(3)

     Acquiring Trust is a Delaware statutory trust, and Old Trust is a Massachusetts business trust. Each Investment Company is registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 ACT"). Old Fund is a series of Old Trust; and New Fund is a series of Acquiring Trust that will not commence operations until after all acts necessary to consummate the Reorganization ("CLOSING") occur.

     Old Fund offers a single class of shares ("OLD FUND SHARES"). New Fund will offer four classes of shares, including one designated Class I shares, which is the only class of New Fund's shares involved in the Reorganization and thus included in the term "New Fund Shares."

     The Closing took place on November 18, 2005 ("CLOSING DATE"). All acts that took place at the Closing were deemed to occur simultaneously as of the close of business on the Closing Date ("EFFECTIVE TIME").

     The Funds have substantially similar investment objectives, policies, strategies, and restrictions.

     For the reasons, and after consideration of the factors, described in the Proxy Statement, the Board, including its members who are not "interested persons" (as that term is defined in the 1940 Act) of either Investment Company, approved the Agreement at a meeting held on August 12, 2005. In doing so, the Board, including those members, unanimously determined that the Reorganization is in the best interests of Old Fund's shareholders, their interests would not be diluted as a result of the Reorganization, and the terms of the Reorganization are fair and reasonable. Acquiring Trust's board of trustees made similar determinations regarding New Fund.

     The Agreement provides in relevant part for the following: (1) New Fund's acquisition of all of Old Fund's assets ("ASSETS") in exchange solely for (a) the number of full and fractional New Fund Shares having an aggregate value on the Closing Date equal to the aggregate value of the Old Fund Shares and (b) New Fund's assumption of all of Old Fund's liabilities ("LIABILITIES"); (2) the distribution of those New Fund Shares

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(3)  The factual statements set forth in this section speak as of the Effective
Time.

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PRO RATA to the Shareholders(4); and (3) Old Fund's liquidation. The Agreement also provides that (a) before the Closing, Acquiring Trust's board of trustees will have authorized the issuance of, and New Fund will have issued, one New Fund Share ("INITIAL SHARE") to Nicholas-Applegate Capital Management LLC ("NACM") or an affiliate thereof in consideration of the payment of $10.00 to enable it to take whatever action it may be required to take as New Fund's sole shareholder -- such as approving, to the extent required by law (as interpreted by SEC staff positions), an investment management contract, a sub-advisory contract, a distribution and service plan pursuant to Rule 12b-1 under the 1940 Act, and other agreements and plans necessary for New Fund's operation as a series of an open-end investment company -- and (b) the Initial Share will be redeemed at or before the Closing for the amount paid therefor.

                               REPRESENTATIONS(5)

     OLD TRUST has represented and warranted to us as follows:

          (1) Old Trust is a trust operating under a written instrument or declaration of trust, the beneficial interest under which is divided into transferable shares, organized under the laws of the Commonwealth of Massachusetts (commonly referred to as a "Massachusetts business trust") that is duly organized and validly existing under such laws; its Amended and Restated Declaration of Trust dated June 13, 2005 ("OLD TRUST'S DECLARATION"), is on file with that commonwealth's Secretary of State; and before January 1, 1997, Old Trust "claimed" classification for federal tax purposes as an association taxable as a corporation, and it has never elected otherwise;

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(4)  The Agreement provides that, at the time of the Reorganization, the Old
Fund Shares will, in effect, be exchanged for New Fund Shares, certificates for which will not be issued. Accordingly, the Shareholders will not be required to and will not make physical delivery of their Old Fund Shares, nor will they receive certificates for New Fund Shares, pursuant to the Reorganization. Old Fund Shares nevertheless will be treated as having been exchanged for New Fund Shares, and the tax consequences to the Shareholders will be unaffected by the absence of New Fund Share certificates. SEE discussion at V. under "Analysis," below.

(5) As noted above, the Representations were made in letters to us from the Investment Companies; accordingly, they speak as of the date thereof (which was the Closing Date).

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          (2) Old Trust is duly registered as an open-end management investment company under the 1940 Act, and such registration will be in full force and effect at the Effective Time;

          (3) There is power under Old Trust's Declaration to vary its shareholders' investment; and Old Trust does not have a fixed pool of assets -- each series thereof (including Old Fund) is a managed portfolio of securities, and its investment adviser, NACM, has authority to buy and sell securities for it;

          (4) Old Fund is a "fund" as defined in section 851(g)(2); for each taxable year of its operation, Old Fund has met (or, for its current taxable year, will meet) the requirements of Subchapter M of Chapter 1 of the Code ("SUBCHAPTER M") for qualification as a regulated investment company ("RIC") and has been (or will be) eligible to and has computed (or will compute) its federal income tax under section 852; from the time the Board approved the transactions contemplated by the Agreement through the Effective Time, Old Fund has invested and will invest its assets in a manner that ensures its compliance with the foregoing; and Old Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

          (5) Old Fund incurred the Liabilities, which are associated with the Assets, in the ordinary course of its business;

          (6) Old Fund is not under the jurisdiction of a court in a "title 11 or similar case" (as defined in section 368(a)(3)(A));

          (7) During the five-year period ending at the Effective Time, (a) neither Old Fund nor any person "related" (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) to it will have acquired Old Fund Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than New Fund Shares or Old Fund Shares, except for shares redeemed in the ordinary course of Old Fund's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (b) no distributions will have been made with respect to Old Fund Shares, other than normal, regular dividend distributions made pursuant to Old Fund's historic dividend-paying practice and other distributions that qualify for the deduction for

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     dividends paid (within the meaning of section 561) referred to in sections
     852(a)(1) and 4982(c)(1)(A); and

          (8) Not more than 25% of the value of Old Fund's total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers.

     ACQUIRING TRUST has represented and warranted to us as follows:

          (1) Acquiring Trust is a statutory trust that is duly organized, validly existing, and in good standing under the laws of the State of Delaware; its Certificate of Trust has been duly filed in the office of the Secretary of State thereof; and before January 1, 1997, Acquiring Trust "claimed" classification for federal tax purposes as an association taxable as a corporation, and it has never elected otherwise;

          (2) Acquiring Trust is duly registered as an open-end management investment company under the 1940 Act, and such registration will be in full force and effect at the Effective Time;

          (3) There is power under Acquiring Trust's Amended and Restated Declaration of Trust dated February 19, 1999 (together with Old Trust's Declaration, "DECLARATIONS"), to vary its shareholders' investment; and Acquiring Trust does not have a fixed pool of assets -- each series thereof (including New Fund after it commences operations) is a managed portfolio of securities, and its investment adviser, NACM, has authority to buy and sell securities for it;

          (4) Before the Effective Time, New Fund will be a duly established and designated series of Acquiring Trust;

          (5) New Fund has not commenced operations and will not do so until after the Effective Time;

          (6) Before the Effective Time, there will be no (a) issued and outstanding New Fund Shares, (b) options, warrants, or other rights to subscribe for or purchase any New Fund Shares, (c) securities convertible

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     into any New Fund Shares, or (d) any other securities issued by New Fund, except the Initial Share;

          (7) No consideration other than New Fund Shares (and New Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

          (8) New Fund will be a "fund" as defined in section 851(g)(2); it will meet the requirements of Subchapter M for qualification as a RIC, and will be eligible to and will compute its federal income tax under section 852, for its taxable year in which the Reorganization occurs; and it intends to continue to meet such requirements and so compute its tax for the next taxable year;

          (9) New Fund has no plan or intention to issue additional New Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does New Fund, or any person "related" (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) to it, have any plan or intention to acquire -- during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than New Fund Shares, any New Fund Shares issued to the Shareholders pursuant to the Reorganization, except for redemptions in the ordinary course of that business as required by section 22(e) of the 1940 Act;

          (10) There is no plan or intention for New Fund to be dissolved or merged into another statutory or business trust or a corporation or any "fund" thereof (as defined in section 851(g)(2)) following the Reorganization; and

          (11) During the five-year period ending at the Effective Time, neither New Fund nor any person "related" (within the meaning of Treas. Reg.
     Section 1.368-1(e)(3)) to it will have acquired Old Fund Shares with consideration other than New Fund Shares.

     EACH INVESTMENT COMPANY has represented and warranted to us as follows:

          (1) The fair market value of the New Fund Shares each Shareholder receives will be approximately equal to the fair market value

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     of its Old Fund Shares it actually or constructively surrenders in exchange therefor;

          (2) Its management (a) is unaware of any plan or intention of the Shareholders to redeem, sell, or otherwise dispose of (i) any portion of their Old Fund Shares before the Reorganization to any person "related" (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) to either Fund or
     (ii) any portion of the New Fund Shares they receive in the Reorganization to any person "related" (within that meaning) to New Fund, (b) does not anticipate dispositions of those New Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Old Fund as a series of an open-end investment company, (c) expects that the percentage of shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be DE MINIMIS, and (d) does not anticipate that there will be extraordinary redemptions of New Fund Shares immediately following the Reorganization;

          (3) The Shareholders will pay their own expenses (such as fees of personal investment or tax advisers for advice regarding the Reorganization), if any, incurred in connection with the Reorganization;

          (4) The fair market value of the Assets on a going concern basis will equal or exceed the Liabilities to be assumed by New Fund and those to which the Assets are subject;

          (5) None of the compensation received by any Shareholder who is an employee of or service provider to Old Fund will be separate consideration for, or allocable to, any of the Old Fund Shares that Shareholder held; none of the New Fund Shares any such Shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the compensation paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

          (6) Neither Fund will be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined

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     in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B.
     187);

          (7) The aggregate value of the acquisitions, redemptions, and distributions limited by Old Trust's Representation number (7) and Acquiring Trust's Representations number (9) and (11) will not exceed 50% of the value (without giving effect to those acquisitions, redemptions, and distributions) of the proprietary interest in Old Fund at the Effective Time; and

          (8) Immediately following consummation of the Reorganization, (a) the Shareholders will own all the New Fund Shares and will own those shares solely by reason of their ownership of the Old Fund Shares immediately before the Reorganization and (b) New Fund will hold the same assets and be subject to the same liabilities that Old Fund held or was subject to immediately before the Reorganization; and the amount of all redemptions and distributions (other than regular, normal dividends) Old Fund makes immediately preceding the Reorganization will, in the aggregate, constitute less than 1% of its net assets.

                                     OPINION

     Based solely on the facts and assumptions described above, and conditioned on the Representations' having been true and complete at the Effective Time and the Reorganization's having been consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion (as explained more fully in the next section of this letter) is as follows:

          (1) New Fund's acquisition of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities, followed by Old Fund's distribution of those shares PRO RATA to the Shareholders actually or constructively in exchange for their Old Fund Shares and in complete liquidation of Old Fund, qualified as a "reorganization" (as defined in section 368(a)(1)(F)), and each Fund was "a party to a reorganization" (within the meaning of section 368(b));

          (2) Old Fund recognized no gain or loss on the transfer of the Assets to New Fund in exchange solely for New Fund Shares and New

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     Fund's assumption of the Liabilities(6) or on the subsequent distribution of those shares to the Shareholders in exchange for their Old Fund Shares;

          (3) New Fund recognized no gain or loss on its receipt of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities;

          (4) New Fund's initial basis in each Asset was the same as Old Fund's basis therein immediately before the Reorganization, and New Fund's holding period for each Asset at the Effective Time included Old Fund's holding period therefor;

          (5) A Shareholder recognized no gain or loss on the exchange of all its Old Fund Shares solely for New Fund Shares pursuant to the Reorganization; and

          (6) A Shareholder's aggregate initial basis in the New Fund Shares it received in the Reorganization was the same as the aggregate basis in its Old Fund Shares it actually or constructively surrendered in exchange for those New Fund Shares, and its holding period for those New Fund Shares at the Effective Time included, in each instance, its holding period for those Old Fund Shares, provided the Shareholder held those Old Fund Shares as capital assets at the Effective Time.

     Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("SERVICE") in existence on the Closing Date; we are aware of no changes therein through the date hereof that would affect our opinion. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is

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(6)  Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.

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not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

     Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only to the extent each Fund was solvent at the Effective Time, and we express no opinion about the tax treatment of the transactions described herein if either Fund was insolvent then. Finally, our opinion is solely for the addressees' information and use and may not be relied on for any purpose by any other person without our express written consent.

                                    ANALYSIS

I. THE REORGANIZATION QUALIFIED AS AN F REORGANIZATION, AND EACH FUND WAS A PARTY TO A REORGANIZATION.

     A.   EACH FUND WAS A SEPARATE CORPORATION.

     Section 368(a)(1)(F) provides that "a mere change in identity, form, or place of organization of one corporation, however effected," is a reorganization ("F REORGANIZATION"). That section's limitation of the definition of an F Reorganization to a change involving ONE CORPORATION was adopted by the Tax Equity and Fiscal Responsibility Act of 1982. The legislative history of that act explains, however, that the statutory limitation does not preclude the use of more than one entity to consummate a transaction under section 368(a)(1)(F), provided that only ONE OPERATING COMPANY is involved in the reorganization. H.R. Conf. Rep. No. 760, 97th Cong., 2d Sess., reprinted in 1982 U.S. Code Cong. & Ad. News 1315. That report cites the reincorporation of an operating company in a different state as an example of an F Reorganization that requires the involvement of more than one corporation but that, nonetheless, complies with amended section 368(a)(1)(F).(7)

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(7) The U.S. Tax Court has described the F Reorganization as follows:

     [The F reorganization] encompass[es] only the simplest and least significant of corporate changes. The (F)-type reorganization presumes that the surviving

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     For such a transaction to qualify under that section, therefore, the entities involved therein must be corporations (or associations taxable as corporations). At the Effective Time, however, each Investment Company was a trust, not a corporation, and each Fund is a separate series of an Investment Company.

     Regulation section 301.7701-4(a) provides that the term "trust," as used in the Code, refers to an arrangement created by a will or INTER VIVOS declaration whereby trustees take title to property for the purpose of protecting or conserving it for the beneficiaries under the ordinary rules applied in chancery or probate courts and does not extend to an arrangement under which the beneficiaries are associates in a joint enterprise for the conduct of business for profit. Regulation section 301.7701-4(b) provides that certain arrangements known as trusts (because legal title is conveyed to trustees for the benefit of beneficiaries) will not be classified as trusts for purposes of the Code because they are not simply arrangements to protect or conserve the property for the beneficiaries. That section states that these "business or commercial trusts" generally are created by the beneficiaries simply as devices to carry on profit-making businesses that normally would have been carried on through business organizations classified as corporations or partnerships under the Code and concludes that the fact that any organization is technically cast in the trust form will not change its real character if it "is more properly classified as a business entity under [Treas. Reg.] Section 301.7701-2."(8) Furthermore, pursuant to Treas. Reg. Section 301.7701-4(c), "[a]n

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     corporation is the same corporation as the predecessor in every respect, except for minor or technical differences. For instance, the (F) reorganization typically has been understood to comprehend only such insignificant modifications as the reincorporation of the same corporate business with the same assets and the same stockholders surviving under a new charter either in the same or in a different State, the renewal of a corporate charter having a limited life, or the conversion of the U.S.-chartered savings and loan association to the State-chartered institution.

BERGHASH V COMMISSIONER, 43 T.C. 743, 752 (1965) (citation and footnotes omitted), AFF'D, 361 F.23 257 (2nd Cir. 1966).

(8) On December 10, 1996, the Service adopted Regulations for classifying business organizations (Treas. Reg. Sections 301.7701-1 through -3 and parts of -4, the so-called "check-the-box" Regulations) to replace the provisions in the then-existing Regulations that "have become increasingly formalistic. [The check-the-box Regulations replace] those rules with a much simpler approach that generally is elective." T.D. 8697, 1997-1 C.B. 215. Regulation section 301.7701-2(a) provides that "a BUSINESS ENTITY is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under [Treas. Reg.] Section 301.7701-4 or otherwise

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'investment' trust will not be classified as a trust if there is a power under the trust agreement to vary the investment of the certificate holders. SEE COMMISSIONER V. NORTH AMERICAN BOND TRUST, 122 F.2d 545 (2d Cir. 1941), CERT. DENIED, 314 U.S. 701 (1942)."

     Based on these criteria, neither Investment Company qualified as a trust for federal tax purposes at the Effective Time.(9) Each Investment Company was not simply an arrangement to protect or conserve property for the beneficiaries but was designed to carry on a profit-making business. Furthermore, while each Investment Company was an "investment trust," there was a power under each Declaration to vary the respective Investment Company's shareholders' investment therein. Neither Investment Company had a fixed pool of assets -- each Old Trust series (including Old Fund) and Acquiring Trust series (including New Fund after it commenced operations) was a managed portfolio of securities, and NACM had the authority to buy and sell securities for it. Accordingly, we believe that each Investment Company should not have been classified as a trust, and instead should have been classified as a business entity, for federal tax purposes at the Effective Time.

     Regulation section 301.7701-2(a) provides that "[a] business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership." The term "corporation" is defined for those purposes (in Treas. Reg. Section 301.7701-2(b)) to include corporations denominated as such under the federal or state statute pursuant to which they were organized and certain other entities. Any business entity that is not classified as a corporation under that section (an "eligible entity") and has at least two members can elect to be classified as either an association (and thus a corporation) or a partnership. Treas. Reg. Section 301.7701-3(a).

     An eligible entity in existence before January 1, 1997, the effective date of the check-the-box Regulations, "will have the same classification that the entity claimed under [the prior Regulations]," unless it elects otherwise. Treas. Reg. Section 301.7701-3(b)(3)(i). Based on the reasoning stated in the second preceding paragraph -- and the fact that, under the law that existed before the check-the-box Regulations, the word

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subject to special treatment under the . . . Code." Neither Investment Company is subject to any such special treatment.

(9) Because at the Effective Time each Fund was considered separate from each other series of the Investment Company of which it was a part for federal tax purposes (see the discussion in the last paragraph of I.A. below), the analysis in the accompanying text applies equally to each Fund.

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"association" had been held to include a Massachusetts business trust (see HECHT
V. MALLEY, 265 U.S. 144 (1924), to which a Delaware statutory trust is very similar for these purposes) -- each Investment Company "claimed" classification under the prior Regulations as an association taxable as a corporation.
Moreover, each Investment Company never elected not to be so classified. Accordingly, we believe that each Investment Company should continue to have been classified as an association (and thus a corporation) for federal tax purposes at the Effective Time.

     The Investment Companies as such, however, did not participate in the Reorganization, but rather separate series thereof (the Funds) were the participants. Ordinarily, a transaction involving segregated pools of assets such as the Funds could not qualify as a reorganization, because the pools would not be separate taxable entities that constitute corporations. Under section 851(g), however, at the Effective Time each Fund was treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which the respective Investment Companies satisfied). Accordingly, we believe that each Fund was a separate corporation, and their shares were treated as shares of corporate stock, at the Effective Time for purposes of section 368(a)(1)(F).

     B.   REQUIREMENTS OF CONTINUITY.

     Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation -- defined in that section as "the acquiring corporation (as that term is used in section 368(a))," with an exception not relevant here -- under the modified corporate form as described in Treas. Reg. Section 1.368-1(d) ("continuity of business enterprise") and (2) a continuity of interest as described in Treas. Reg. Section 1.368-1(e) ("continuity of interest"). Effective for transactions occurring on or after February 25, 2005, however, continuity of business enterprise and continuity of interest are not required for a transaction to qualify as an F Reorganization, and the Reorganization occurred after that effective date.

     C.  BUSINESS PURPOSE.

     All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in GREGORY V. HELVERING, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. Sections 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the

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reorganization"). Under that doctrine, a transaction must have a BONA FIDE business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy Statement. Accordingly, we believe that the Reorganization was undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax) and therefore met the requirements of the business purpose doctrine.

     D.   SATISFACTION OF SECTION 368(a)(2)(F).

     Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were "investment companies" immediately before the transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its shareholders. But that section does not apply to a participating investment company if, among other things, it is a RIC or --

     (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

     (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

In determining total assets for these purposes, cash and cash items (including receivables) and U.S. government securities are excluded. Section 368(a)(2)(F)(iv). For each taxable year of its operation, including its taxable year in which the Reorganization occurred, Old Fund met the requirements for qualification as a RIC, and New Fund met those requirements for its taxable year in which the Reorganization occurred; and each Fund satisfied the foregoing percentage tests at the Effective Time (Old Fund) or immediately thereafter (New
Fund). Furthermore, section 368(a)(2)(F) does not apply if the stock of each investment company is owned by substantially the same persons in the same proportions (section 368(a)(2)(F)(v)); the Reorganization should fall within this exception. In addition, it is arguable that only one investment company was involved in the Reorganization and that section 368(a)(2)(F) therefore did not apply, because for purposes of section 368(a)(1)(F) the involvement of New Fund (which was not an operating entity until consummation of the Reorganization) is ignored for purposes of counting the number of corporations that participated in the Reorganization. H.R. Conf. Rep. No. 760, SUPRA; SEE discussion at I.A. above. Accordingly, we believe that section 368(a)(2)(F) does not cause the Reorganization to fail to qualify as an F Reorganization with respect to either Fund.

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     For all the foregoing reasons, we believe that the Reorganization qualified as an F Reorganization.

     E.   EACH FUND WAS A PARTY TO A REORGANIZATION.

     Section 368(b)(2) provides, in pertinent part, that in the case of a reorganization involving the acquisition by one corporation of properties of another, the term "a party to a reorganization" includes each corporation. Pursuant to the Reorganization, Old Fund transferred all its properties to New Fund. Accordingly, we believe that each Fund was "a party to a reorganization." CF. Rev. Rul. 72-206, 1972-1 C.B. 104.

II.  OLD FUND RECOGNIZED NO GAIN OR LOSS.

     Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization, (1) it exchanges property solely for stock or securities in another corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

     Section 357(a) provides in pertinent part that, except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a BONA FIDE business purpose.

     As noted above, it is our opinion that the Reorganization qualified as an F Reorganization and that each Fund was a party to a reorganization. Old Fund exchanged the Assets solely for New Fund Shares and New Fund's assumption of the Liabilities and then was to be terminated pursuant to the Agreement -- which we believe constitutes a "plan of reorganization" (within the meaning of Treas. Reg. Section 1.368-2(g)) -- distributing those shares to the Shareholders actually or constructively in exchange for their Old Fund Shares. As also noted above, it is our opinion that the Reorganization was undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of New Fund's

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assumption of the Liabilities was avoidance of federal income tax on the transaction. Accordingly, we believe that Old Fund recognized no gain or loss on the Reorganization.(10)

III. NEW FUND RECOGNIZED NO GAIN OR LOSS.

     Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for its stock. New Fund issued New Fund Shares to Old Fund in exchange for the Assets, which consisted of money and securities. Accordingly, we believe that New Fund recognized no gain or loss on the Reorganization.

IV. NEW FUND'S INITIAL BASIS IN THE ASSETS WAS A CARRYOVER BASIS, AND ITS HOLDING PERIOD THEREFOR AT THE EFFECTIVE TIME INCLUDED OLD FUND'S HOLDING PERIOD.

     Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization qualified as such a reorganization and that Old Fund recognized no gain on the Reorganization. Accordingly, we believe that New Fund's initial basis in each Asset was the same as Old Fund's basis therein immediately before the Reorganization.

     Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the transferor held the property. As noted above, it is our opinion that New Fund's initial basis in each Asset was a carryover basis. Accordingly, we believe that New Fund's holding period for each Asset at the Effective Time included Old Fund's holding period therefor.

V.   A SHAREHOLDER RECOGNIZED NO GAIN OR LOSS.

     Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of

----------
(10)  See footnote 6.

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reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Agreement, the Shareholders received solely New Fund Shares for their Old Fund Shares. As noted above, it is our opinion that the Reorganization qualified as an F Reorganization, each Fund was a party to a reorganization, and the Agreement constitutes a plan of reorganization. Although section 354(a)(1) requires that the transferor corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. SEE, E.G., EASTERN COLOR PRINTING CO., 63 T.C. 27, 36
(1974); DAVANT V. COMMISSIONER, 366 F.2d 874 (5th Cir. 1966). Therefore, although the Shareholders did not actually surrender Old Fund Share certificates in exchange for New Fund Shares, their Old Fund Shares are treated as having been exchanged therefor. SEE Rev. Rul. 90-13, 1990-1 C.B. 65. Accordingly, we believe that a Shareholder recognized no gain or loss on the exchange of all its Old Fund Shares solely for New Fund Shares pursuant to the Reorganization.

VI. A SHAREHOLDER'S INITIAL BASIS IN NEW FUND SHARES WAS A SUBSTITUTED BASIS, AND ITS HOLDING PERIOD THEREFOR AT THE EFFECTIVE TIME INCLUDED ITS HOLDING PERIOD FOR ITS OLD FUND SHARES.

     Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder (a "substituted basis"). As noted above, it is our opinion that the Reorganization qualified as an F Reorganization and, under section 354, a Shareholder recognized no gain or loss on the exchange of all its Old Fund Shares solely for New Fund Shares in the Reorganization. No property was distributed to the Shareholders other than New Fund Shares, and no money was distributed to them pursuant to the Reorganization. Accordingly, we believe that a Shareholder's aggregate initial basis in the New Fund Shares it received in the Reorganization was the same as the aggregate basis in its Old Fund Shares it actually or constructively surrendered in exchange for those New Fund Shares.

     Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a

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"capital asset" (as defined in section 1221) in the taxpayer's hands at the time of the exchange. SEE Treas. Reg. Section 1.1223-1(a). As noted above, it is our opinion that a Shareholder's initial basis in the New Fund Shares it received in the Reorganization was a substituted basis. Accordingly, we believe that a Shareholder's holding period for those New Fund Shares at the Effective Time included, in each instance, its holding period for the Old Fund Shares it actually or constructively surrendered in exchange therefor, provided the Shareholder held those Old Fund Shares as capital assets at the Effective Time.

                        Very truly yours,


                        /s/ Kirkpatrick & Lockhart Nicholson Graham Llp


                        KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP

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